Exhibit 99.1

Alaska Communications Systems Reports First Quarter 2008 Results

Revenue Increased 5.6% to $96.8 Million Compared to First Quarter 2007

Enterprise Segment Revenue Increased 53%

Cash Provided by Operating Activities Reached $24.9 Million

EBITDA Increased 4.6% to $34.9 Million Compared to First Quarter 2007

ANCHORAGE, Alaska--(BUSINESS WIRE)--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK) today reported financial results for its first quarter ended March 31, 2008.

Liane Pelletier, ACS president and chief executive officer, stated, “The ACS business strategy and operating model continue to focus on the Alaska wireless opportunity and increasingly, the Alaska Enterprise opportunity. Since our 2007 year-end earnings call in March, we have made significant moves in the Enterprise market. In addition to advancing the build of our undersea fiber cable, the Alaska Oregon Network (AKORN), we announced our agreement to acquire Crest Communications Corporation (Crest), owner of the Northstar undersea fiber cable. The buy and build strategy maximizes the value we can create and positions ACS as one of two suppliers of capacity between Alaska and the lower 48. When paired with ACS’ in-state data networks, the company is well positioned to capture significant share and deliver an ROI of over 20 percent on these investments for the Enterprise market.”

“Further, the Crest acquisition provides us with immediate access to capacity, cash flow and synergies and positions us to reward shareholders through dividend appreciation following the close of the Crest acquisition later this year and the commercial launch of AKORN in the first quarter of 2009,” concluded Pelletier.

Financial Highlights: First Quarter 2008 Compared to First Quarter 2007

  Revenues were $96.8 million, a 5.6 percent increase over first quarter 2007 revenues of $91.6 million.
  EBITDA was $34.9 million, an increase of 4.6 percent compared to $33.4 million for the year ago period which benefited from $0.7 million in out of period CETC receipts. Wireline EBITDA performance for 2008 benefited from network access reserve changes that were $3.1 million higher than in 2007, while wireless EBITDA performance was reflective of the front loading of new wireless program costs.
  Operating income of $16.9 million was up 19.4 percent from $14.2 million in the prior year.
  Net cash provided by operating activities was $24.9 million compared to the prior year performance of $28.0 million which benefited from favorable working capital movements.
  The company posted net income of $5.8 million, or $0.13 per diluted share, compared to $7.3 million, or $0.17 per diluted share during the first quarter of 2007. Earnings per share in 2008 included book tax expense of $0.09 per share, with no comparable charge in 2007.

David Wilson, ACS senior vice president and chief financial officer, said, “First quarter 2008 financial performance was a continuation of the trends of the past three years with robust top and bottom line growth. Wireline revenues grew 5.2 percent, driven by Enterprise sales and network access reserve changes, continuing to distance the relationship between wireline metrics and wireline financial performance. Wireless revenues grew 6.4 percent but EBITDA was pressured as we invested heavily in proactive customer retention given at&t mobility’s entry through its purchase of Dobson in Alaska, and in the very last stretch of TDMA customer conversion. With the TDMA/analog network fully turned down, ACS will save approximately $0.7 million per annum in operating costs. Competitive initiatives included advertising unlimited voice and data plans and bundles, differentiating us from at&t and targeting high value customers. Since launching these and other programs at the end of January, consumer wireless net adds have run 20 percent higher than the second half of last year; and data card activations have accounted for 12 percent of gross wireless adds.”

“Our business will increasingly benefit from our Enterprise growth strategy and we now have the funds in place to finance both our AKORN build and the acquisition of Crest following the close of our $125 million convertible offering on April 8, 2008. Our funding strategy was carefully designed to minimize interest costs through a coupon of 5.75 percent, and minimize dilution risk by executing a call spread transaction setting the initial conversion strike price at $16.42,” added Wilson.

“By executing the Crest transaction we have significantly reduced the cash carry costs of our long haul fiber investment strategy from $12 million to $9 million. We remain on track to cover these carry costs at commercial launch of AKORN, exiting April with an in-service book of business covering two-thirds of the target. We are also positioned to benefit from non-recurring IRU sales from Crest that have historically averaged $9 million, per annum,” concluded Wilson.

Metric Highlights: First Quarter 2008

  Increased retail wireless subscribers to 144,800.
  Total wireless subscribers decreased to 145,100 primarily due to disconnection of TDMA retail, TDMA wholesale, and analog customers.
  Average retail wireless monthly churn of 1.9 percent. First quarter performance was impacted by the turn down of our TDMA network and database clean up that resulted in 1,300 retail disconnects, contributing 0.3 percent to churn in the quarter.
  Retail wireless ARPU of $61.12, inclusive of CETC revenue of $10.76. Data ARPU contributed $3.77, up 16 percent sequentially.
  DSL lines increased by approximately 450 to 47,950 with retail line penetration growing to 26.3 percent. ISP ARPU was up $0.92 sequentially.
  Retail local access lines declined by 1.8 percent to 182,300.
  Recorded approximately 219,850 total local access lines. Total local access lines decreased by approximately 6,500 or 2.9 percent.

2008 Business Outlook

For the full-year 2008, as previously reported, revenues are expected to be in the range of $385 million to $395 million and EBITDA is expected to be in the range of $130 million to $134 million, excluding contribution from the Crest acquisition and $6 million in start-up costs for AKORN. For 2008, ACS expects maintenance capital expenditures of $42 million and $82 million in capital expenditures related to AKORN. ACS expects net cash interest to be approximately $33 million.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-218-9073 to access the conference call. Parties outside the United States and Canada can access the call at 303-262-2131. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Wednesday, May 7, 2008 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-405-2236 and enter pass code 11112730. Parties outside the United States and Canada can call 303-590-3000 and enter pass code 11112730.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and, to be launched in early 2009, the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include the only statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2008. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs and projections as well as on a number of assumptions concerning financial results, rates of return, dividend payments, and other future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of its AKORN fiber facility and its purchase of Crest, the closing of which remains subject to certain conditions and uncertainties; changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make payments on its substantial debt and dividend payments to its stockholders; the continued availability of financing to support future operations or expansion; increased competition, including from national wireless and local wireline facilities-based competitors; regulatory limitations on pricing or bundling of its communications services; the company’s ability to keep pace with rapid technological developments in the telecommunications industry; fluctuations in wireless revenue, including roaming revenue; changes in company's relationships with its roaming partners; changes in revenue from the Universal Service Fund or other public policy changes; changes in accounting policies or practices; changes in interest rates or other general national, regional or local economic conditions, including changes in tourism in Alaska. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	2008	2007

Operating revenues:
Wireline	$63,106	$59,968
Wireless	33,670	31,655
Total operating revenues	96,776	91,623

Operating expenses:
Wireline (exclusive of depreciation and amortization)	43,270	44,143
Wireless (exclusive of depreciation and amortization)	20,121	15,875
Depreciation and amortization	16,463	17,445
Loss on disposal of assets, net	14	3
Total operating expenses	79,868	77,466

Operating income	16,908	14,157

Other income and expense:
Interest expense	(7,229)	(7,447)
Interest income	303	529
Other	(76)	80
Total other income and expense	(7,002)	(6,838)

Income before income tax expense	9,906	7,319

Income tax expense	(4,130)	(7)

Net income	$5,776	$7,312

Net income per share:
Basic	$0.13	$0.17
Diluted	$0.13	$0.17

Weighted average shares outstanding:
Basic	42,939	42,384
Diluted	44,308	43,876

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)

	March 31,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$16,344	$35,208
Restricted cash	2,602	2,589
Short-term investments	1,690	790
Accounts receivable-trade, net of allowance of $9,189 and $8,768	34,527	39,150
Materials and supplies	12,025	10,467
Prepayments and other current assets	5,575	5,155
Deferred taxes	17,182	21,347
Total current assets	89,945	114,706

Property, plant and equipment	1,231,424	1,209,257
Less: accumulated depreciation and amortization	(840,345)	(825,663)
Property, plant and equipment, net	391,079	383,594

Long-term investments	3,335	-
Goodwill	38,403	38,403
Intangible Assets	21,604	21,604
Debt issuance costs	6,992	7,461
Deferred taxes	101,540	96,095
Deferred charges and other assets	2,173	1,340
Total assets	$655,071	$663,203

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$2,588	$780
Accounts payable, accrued and other current liabilities	57,130	64,070
Advance billings and customer deposits	9,865	10,051
Total current liabilities	69,583	74,901

Long-term obligations, net of current portion	430,099	432,216
Other deferred credits and long-term liabilities	93,152	82,075
Total liabilities	592,834	589,192
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	433	429
Additional paid in capital	248,178	257,982
Accumulated deficit	(171,537)	(177,313)
Accumulated other comprehensive income (loss)	(14,837)	(7,087)
Total stockholders' equity (deficit)	62,237	74,011

Total liabilities and stockholders' equity (deficit)	$655,071	$663,203

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in Thousands)

	Three Months Ended
	March 31,
	2008	2007

Cash Flows from Operating Activities:
Net income	$5,776	$7,312
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	16,463	17,445
Loss on disposal of assets, net	14	3
Gain on sale of long-term investment	-	(152)
Amortization of debt issuance costs and original issue discount	469	473
Stock-based compensation	1,581	1,822
Deferred taxes	4,130	-
Other non-cash expenses	32	128
Changes in components of assets and liabilities:
Accounts receivable and other current assets	4,203	4,011
Materials and supplies	(1,558)	(1,348)
Accounts payable and other current liabilities	(2,687)	(3,591)
Deferred charges and other assets	(777)	95
Other deferred credits	(2,780)	1,762

Net cash provided by operating activities	24,866	27,960

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(23,005)	(10,183)
Change in unsettled construction and capital expenditures	(4,537)	(7,142)
Purchase of short-term investments	(9,025)	(17,225)
Proceeds from sale of short-term investments	8,125	17,225
Purchase of long-term investments	(3,625)	-
Proceeds from sale of long-term investments	-	162
Placement of funds in restricted account	(13)	(1,982)
Release of funds from escrow account	-	1,601

Net cash used by investing activities	(32,080)	(17,544)

Cash Flows from Financing Activities:
Payments of long-term debt	(367)	(418)
Payment of cash dividend on common stock	(9,220)	(9,099)
Payment of withholding taxes on stock-based compensation	(2,143)	(2,303)
Proceeds from issuance of common stock	80	230

Net cash used by financing activities	(11,650)	(11,590)

Change in cash and cash equivalents	(18,864)	(1,174)

Cash and cash equivalents, beginning of period	35,208	36,860

Cash and cash equivalents, end of period	$16,344	$35,686

Supplemental Cash Flow Data:
Interest paid	$7,031	$7,268
Income taxes paid	$-	$134

Supplemental Noncash Transactions:
Property acquired under capital leases	$58	$51
Dividend declared, but not paid	$9,318	$9,189

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, in Thousands)

	Three Months Ended
	March 31,
	2008	2007

Retail	$23,646	$24,956
Wholesale	5,335	5,995
Access	26,304	23,904
Enterprise	7,821	5,113
	$63,106	$59,968

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, in Thousands)

	Three Months Ended
	March 31,
	2008	2007

Net cash provided by operating activities	$24,866	$27,960
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(16,463)	(17,445)
Loss on disposal of assets, net	(14)	(3)
Gain on sale of long-term investment	-	152
Amortization of debt issuance costs and original issue discount	(469)	(473)
Stock-based compensation	(1,581)	(1,822)
Deferred taxes	(4,130)	-
Other non-cash expenses	(32)	(128)
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(4,203)	(4,011)
Materials and supplies	1,558	1,348
Accounts payable and other current liabilities	2,687	3,591
Deferred charges and other assets	777	(95)
Other deferred credits	2,780	(1,762)
Net income	$5,776	$7,312
Add (subtract):
Interest expense	7,229	7,447
Interest income	(303)	(529)
Depreciation and amortization	16,463	17,445
Loss on disposal of assets, net	14	3
Gain on sale of long-term investments	-	(152)
Income tax expense	4,130	7
Stock-based compensation	1,581	1,822
EBITDA	$34,890	$33,355

Note:

In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK BASED COMPENSATION
(Unaudited, in Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007
	As reported on Schedule 1	Stock-Based Compensation	Adjusted	As reported on Schedule 1	Stock-Based Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$43,270	$(1,404)	$41,866	$44,143	$(1,631)	$42,512
Wireless (exclusive of depreciation and amortization)	20,121	(177)	19,944	15,875	(191)	15,684
Depreciation and amortization	16,463	-	16,463	17,445	-	17,445
Loss on disposal of assets, net	14	-	14	3	-	3
Total operating expenses	$79,868	$(1,581)	$78,287	77,466	(1,822)	75,644

Note:

The balances reported on Schedule 1 - Consolidated Statements of Operations, include the company's adoption of SFAS 123(R) Share-Based Payment. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, in Thousands)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007

Investment in construction and capital	$23,005	$10,183

Capitalized interest	(295)	(218)

Investment in construction and capital, net of capitalized interest	$22,710	$9,965

Growth	15,053	1,860

Maintenance and other	7,657	8,105

Investment in construction and capital, net of capitalized interest	$22,710	$9,965

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
Wireline:

Retail
Local	182,318	185,658	193,851
Quarterly growth rate in retail local telephone access lines	-1.8%	-1.5%	-0.5%
Average monthly revenue per subscriber for the quarter	$19.75	$19.69	$19.66

Long Distance
Long distance subscribers	65,089	65,256	65,043
Average monthly retail revenue per subscriber for the quarter	$19.60	$21.08	$21.26

Internet
DSL subscribers	47,948	47,501	45,448
Dial-up subscribers	8,378	9,125	11,728
	56,326	56,626	57,176

Average monthly DSL & dial-up revenue per subscriber for the quarter	$30.36	$29.44	$29.01

Wholesale
Resale access lines	10,641	10,774	10,573
UNE lines	26,890	29,922	41,453
	37,531	40,696	52,026

Quarterly growth rate in wholesale local access lines	-7.8%	-5.5%	-10.1%
Average monthly revenue per subscriber for the quarter	$26.96	$26.74	$22.98

Wireless:

Retail wireless subscribers	144,755	144,451	134,699
Average monthly churn for the quarter	1.9%	1.5%	1.4%
Average monthly revenue per subscriber for the quarter (a)	$61.12	$64.20	$61.21

Resale wireless subscribers	358	1,999	2,812

Total wireless subscribers	145,113	146,450	137,511
Average monthly churn for the quarter	2.3%	1.5%	1.4%
Average monthly revenue per subscriber for the quarter (a)	$61.12	$63.84	$60.60

(a)

CETC added $10.76 and $10.77 to retail and total wireless ARPU in the first quarter of 2008, respectively. It also added $11.63 and $11.64 to retail and total wireless ARPU in the fourth quarter of 2007, and added $10.26 to both retail and total wireless ARPU in the first quarter of 2007.

Schedule 9

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF HISTORICAL WIRELINE REVENUES
(Unaudited, in Thousands)

	2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Retail	$23,957	$24,835	$24,117	$24,956	$23,622	$24,679	$24,632	$22,634
Wholesale	5,636	5,994	6,010	5,995	7,123	6,269	6,068	5,947
Access	26,562	25,578	24,850	23,904	23,693	23,132	23,006	24,658
Enterprise	7,873	6,988	5,897	5,113	4,811	4,614	4,458	4,005
	$64,028	$63,395	$60,874	$59,968	$59,249	$58,694	$58,164	$57,244

CONTACT:
ACS Corporate Communications:
David C. Eisenberg, 907-297-3000
SVP, Corp. Strategy, Development & Marketing
david.c.eisenberg@acsalaska.com
or
ACS Investors:
Alaska Communications Systems
Investor Relations, 907-564-7556
investors@acsalaska.com